Exhibit 99.1

FOR IMMEDIATE RELEASE

April 28, 2016

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
(720) 566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
THE FIRST QUARTER OF 2016

Gillette, Wyo, April 28, 2016 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the first quarter of 2016.

Highlights and Recent Developments

	Quarter Ended
(in millions, except per ton amounts)	03/31/16	03/31/15
Adjusted EBITDA (1)	$(1.3)	$39.4
Net income (loss)	$(36.4)	$(4.7)
Realized price per ton sold	$12.65	$13.05
Average cost per ton sold	$11.15	$10.02
Cash margin per ton sold	$1.50	$3.03
Shipments - owned and operated mines (tons)	13.0	19.7

(1)   Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

•                  First quarter 2016 Adjusted EBITDA was $(1.3) million compared to $39.4 million for the first quarter of 2015.

•                  Shipments for the first quarter of 2016 were 13.0 million tons, down from 19.7 million tons for the same period in 2015.

•                  Cost per ton was $11.15 in the first quarter of 2016, increasing from $10.02 in the first quarter of 2015.

•                  Cash margin in the first quarter was $1.50 per ton compared to $3.03 per ton in the first quarter of 2015.

•                  Available liquidity of $557.7 million, including cash and cash equivalents of $79.4 million, at March 31, 2016.

•                  In the first quarter of 2016, the Company received approval from the Wyoming Department of Environmental Quality (“DEQ”) to continue to self-bond for $90 million of reclamation obligations within the state for the Antelope Mine and in the second quarter of 2016, the self-bonding renewal for $100 million was approved for the Cordero Rojo Mine.

Colin Marshall, President and Chief Executive Officer, commented, “Unfortunately, just when we did not need it, we have experienced one of the mildest winters on record.  PRB coal shipments were down around 34 percent as our utility customers had full stockpiles, burned low price natural gas, and slowed shipments well below their contracted rates.  Our sites did a very good job of controlling costs during the quarter, which is difficult to do in such a high-fixed cost business.  While the second quarter is also expected to be slow, we do expect shipments to pick up significantly in the second half of the year as summer cooling demand increases coal burn.”

Health, Safety, and Environment

During the first quarter of 2016, there were no reportable injuries at our operations resulting in a year-to-date Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) of zero.  “I am proud to report that it is now over six months since there has been a reportable injury at Cloud Peak Energy.  This is a remarkable achievement by all our employees that demonstrates the quality of our workforce and their ability to focus on working safely during very unsettling times for the coal industry,” said Marshall.

During 121 MSHA inspector days at the mine sites in the first quarter, the Company was issued five significant and substantial citations.  To date, four of those citations have been assessed with fines totaling $2,282.

There were no reportable environmental incidents during the quarter.  It is now two years since the last such incident.

Consolidated Business Results

	Quarter Ended
(in millions, except per ton amounts)	03/31/16	03/31/15
Total tons sold	13.0	19.8
Total revenue	$181.2	$317.6
Net income (loss)	$(36.4)	$(4.7)
Adjusted EBITDA (1)	$(1.3)	$39.4
Adjusted EPS (1)	$(0.53)	$(0.05)
Diluted EPS	$(0.59)	$(0.08)

(1)   Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Operating Segments

Owned and Operated Mines

Owned and Operated Mines segment comprises the results of mine site sales from the Company’s three mines primarily to its domestic utility customers and also to the Logistics and Related Activities segment.

	Quarter Ended
(in millions, except per ton amounts)	03/31/16	03/31/15
Tons sold	13.0	19.7
Revenue	$167.2	$261.8
Realized price per ton sold	$12.65	$13.05
Average cost of product sold per ton	$11.15	$10.02
Cash margin per ton sold	$1.50	$3.03
Adjusted EBITDA (1)	$15.5	$54.7

(1)   Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Last year ended with high customer coal stockpiles due to the mild start to winter, which reduced heating and electricity demand.  Low heating demand reduced natural gas prices significantly allowing gas to reduce coal burn.  During the fourth quarter of 2015, customers generally took their remaining 2015 contracted coal leading to a rapid buildup of stockpiles at the end of the year.  The continuation of the mild winter in the first quarter of 2016 led to greatly reduced shipments as utilities took advantage of sub $2/ MMBtu natural gas in a quarter when U.S. electricity demand was down 5 percent and energy used in heating was down a remarkable 34 percent from the first quarter of 2015.  Data from MSHA indicates that U.S. coal production of 172 million tons for the first quarter of 2016 is down nearly 28 percent, or 67 million tons, compared to the first quarter of 2015.  Revenue from the Owned and Operated Mines segment decreased in the first quarter of 2016 compared to the first quarter of 2015 due to shipments declining 34 percent and lower average realized prices per ton sold.

Cost per ton was up 11 percent to $11.15 for the first quarter of 2016 as a result of fewer tons shipped.  Total cost of product sold decreased 27 percent in the first quarter of 2016 as compared to the same period in 2015.  There were large decreases in production taxes and royalties in line with reduced revenues.  Diesel and repair and maintenance costs decreased as a result of reduced equipment hours and material moved.

The Company is implementing a wide range of cost management measures to reduce costs as production declines.  These include cutting overtime, reducing the use of contractors, reducing retiree medical benefits, reducing scheduled work hours, early retirement incentives, and not filling vacant positions.

Logistics and Related Activities

Logistics and Related Activities segment comprises the results of the Company’s logistics and transportation services to its domestic and international customers.

	Quarter Ended
(in millions, except per ton amounts)	03/31/16	03/31/15
Total tons delivered	0.3	1.7
Asian exports	0.2	1.4
Revenue	$14.0	$69.4
Total cost of product sold	$21.9	$80.8
Realized gain on financial instruments	$1.8	$3.6
Adjusted EBITDA (1)	$(6.9)	$(7.8)

(1)   Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Revenue decreased for the first quarter of 2016 compared to the same period in 2015 largely due to significantly lower international shipments as a result of continued weak international prices for seaborne thermal coal.  Domestic deliveries also decreased in the first quarter of 2016 compared to the same period in 2015.  Cost of product sold decreased in the first quarter of 2016 as compared to the same period in 2015 due to a reduction in the volume of Asian tons delivered.  There were three vessels scheduled to be loaded in 2015 that were delayed into 2016.  No further international shipments are expected in 2016.  The Adjusted EBITDA loss reflects the previously announced reduced payments to our rail and port providers under our revised agreements.

Balance Sheet and Cash Flow

Cash flow used in operations totaled $(0.6) million for the first quarter of 2016 as compared to cash provided by operations of $31.9 million for the first quarter of 2015.  Capital expenditures (excluding capitalized interest) for the first quarter of 2016 were $7.6 million, which includes $2.0 million for the dragline move from the Cordero Rojo Mine to the Antelope Mine, which is progressing as planned.

As of March 31, 2016, cash and cash equivalents were $79.4 million and total available liquidity was $557.7 million.  At March 31, 2016, there were no borrowings outstanding under the revolving credit facility or the accounts receivable securitization program.

In the first quarter of 2016, the Company received approval from the Wyoming Department of Environmental Quality to continue to self-bond $90 million of reclamation obligations at the Antelope Mine and in the second quarter of 2016, the self-bonding renewal for an additional $100 million was approved for the Cordero Rojo Mine.

The Company is proactively working to address the ongoing regulatory uncertainties regarding self-bonding programs in Wyoming by seeking to voluntarily transition away from self-bonding.  The Company is in discussions with surety bond providers to potentially increase its bonding capacity by offering approximately 15% collateral in the form of letters of credit under the Credit Agreement.  In addition, it has submitted applications to the Wyoming DEQ to reduce the bonding amount by incorporating recently completed reclamation, updated reclamation plans, and lower fuel price assumptions.  Assuming these are accepted, it would reduce the required bonding amount, potentially eliminating the need for self-bonding.  Although the Company currently expects to be able to achieve its goal of transitioning away from self-bonding, it is dependent on its ability to increase surety bond capacity and the Wyoming DEQ’s approval of the new reclamation plans and is, therefore, uncertain.

Domestic Outlook

Shipments in the second quarter of 2016 are expected to continue at a slow rate in what is normally the lowest sales quarter of the year as energy demand is reduced between the winter heating and summer cooling seasons.  Assuming normal summer cooling demand, coal shipments are expected to pick up significantly in the second half of the year as stockpiles are reduced and utility customers take their contracted coal.  Low oil and natural gas prices have led to a significant slowdown in drilling in many U.S. oil and natural gas fields, which is bringing down oil production and appears to be starting to reduce natural gas production.  The rapid decline rate of many of the wells drilled in recent years is projected to lead to a decline in production unless significant additional drilling occurs in the near term.  When this occurs natural gas prices should rise to a level that allows greater dispatch of PRB burning coal plants and in turn increased coal shipments.

For 2016, the Company is currently committed to sell 63 million tons from its three mines.  This volume is nearly all committed under fixed-price contracts with a weighted-average price of $12.72 per ton.  For 2017, there are currently 42 million tons committed to sell from the three mines.  Of this committed production, 39 million tons are under fixed-price contracts with a weighted-average price of $12.53 per ton.  During the first quarter of 2016, minimal volumes were sold, as customers continue to assess consumption levels in light of their high stockpiles and low natural gas prices.  The Company has been approached by several customers requesting reductions in 2016 volume commitments and is evaluating each request independently with the goal of maintaining value in 2016 through contract buyouts.  The level of full year 2016 shipments will largely depend on summer cooling demand and natural gas prices.

International Outlook

Demand and pricing for seaborne coal continues to remain weak due to the impact of China’s reduced imports and a strong U.S. dollar.  Import demand from China and India appears to have stabilized, which could help lead to a balancing of supply and demand as Indonesian exports are reduced.  Demand from Vietnam, South Korea, Japan, and Taiwan continues to increase strongly as these countries build new coal power plants to meet their future energy needs.

While the strong U.S. dollar has improved the economics for coal producers in Australia and Indonesia, we do not believe investments will be made in any new production capacity at current price levels.  Given the large number of Asian utility plants currently being built to take imported coal, we believe current oversupply will be overcome by growing demand over time.  We continue to receive new inquiries from Asian customers looking for long term supply from our Spring Creek Mine.  Once prices return to profitable levels, we expect shipments to resume to many of these customers.

No additional exports through the Westshore Terminal are projected until international prices rise sufficiently to make them economic.

Concluding Remarks

“Given the very slow first quarter to the year, we lowered the mid-point of our estimated full year shipments by 4.5 million tons and lowered the mid-point of our Adjusted EBITDA guidance by $5 million.  This revised Adjusted EBITDA estimate assumes significantly increased shipments in the second half of the year and that customers who do not wish to take their contracted coal compensate us appropriately.  It also reflects the benefit of cost reduction measures we have recently implemented,” said Marshall.

2016 Updated Guidance — Financial and Operational Estimates

The following table provides the current outlook and assumptions for selected 2016 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for the three mines(1)	60 – 65 million tons
Committed sales with fixed prices	Approximately 63 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $12.72 per ton
Adjusted EBITDA(2)	$75 – $95 million
Net interest expense	Approximately $46 million
Cash interest paid	Approximately $41 million
Depreciation, depletion, amortization, and accretion	Approximately $100 million
Capital expenditures(3)	$25 – $35 million
Committed federal coal lease payments	$0

(1)   Inclusive of intersegment sales.

(2)   Non-GAAP financial measure; please see definition below in this release.

(3)   Excluding federal coal lease payments.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on April 28, 2016 to review the results and current business conditions.  The call will be webcast live over the Internet from www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at (855) 793-3260 (domestic) or (631) 485-4929 (international) and entering pass code 86025284.

Following the live webcast, a replay will be available at the same URL on the website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering pass code 86025284.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2015, Cloud Peak Energy shipped approximately 75 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,500 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately three percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our Company, industry, economic conditions, government regulations, energy policies and other factors.  Forward-looking statements may include, for example: (1) our outlook for 2016 and future periods for our Company, the PRB and the industry in general, and our operational, financial and export guidance, including the timing and extent of any recovery for depressed coal industry conditions, domestically and internationally, and the impact of ongoing depressed conditions on our financial performance and liquidity; (2) our ability to manage our take-or-pay exposure for currently committed port and rail capacity to address depressed prices, expected development of future export terminal capacity and increased future access to existing or new capacity; (3) anticipated demand by domestic and Asian utilities for PRB coal, including the impact of regulatory developments and uncertainties and climate change concerns; (4) the impact of competition from other domestic and international coal producers, natural gas supplies and other alternative sources of energy used to generate electricity; (5) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (6) our plans to replenish and/or increase our coal tons and extend our mine lives; (7) business development and growth initiatives; (8) operational plans for our mines; (9) our cost management efforts; (10) industry estimates of the U.S. Energy Information Administration and other third party sources; (11) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other Northern PRB assets, and our potential exercise of options for Crow Tribal coal; (12) our future liquidity and access to sources of capital and credit to support our existing operations and growth opportunities; (13) the impact of ongoing U.S. anti-coal regulatory developments and global climate change initiatives; (14) potential customer contract buyouts and anticipated benefits to us; (15) the impact of our hedging programs; (16) our ability to renew or obtain surety bonds or to self-bond to meet regulatory requirements and to potentially transition away from self-bonding in a cost-effective manner; and (17) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts.  These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.

Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions that impact electricity demand, demand for thermal coal, available coal supplies and transportation logistics infrastructure; (b) existing and future coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, Asian export demand, terminal capacity, payments pursuant to take-or-pay obligations and the prices we receive for our coal and our logistics services; (c) reductions or deferrals of purchases by major customers, our ability to resolve customer requests for reductions or deferrals of committed volumes on terms that preserve the amount and timing of our forecasted economic value, and our ability to renew sales contracts on favorable terms; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, including the effects of governmental energy and tax policies, regulations and currency exchange rates which may favor international coal suppliers and other sources of energy; (e) environmental, health, safety, endangered species or other legislation, regulations, executive orders, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including third-party challenges against regulatory approvals needed for our mining activities and other well-funded anti-coal initiatives and new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations, the utility industry or the logistics, transportation and terminal industries; (f) public perceptions, third-party legal challenges or governmental regulations, executive orders or other actions and energy policies relating to concerns about climate change, air and water quality or other environmental considerations, including emissions restrictions (for example, EPA carbon regulations for power plants under the Clean Air Act) and governmental subsidies or mandates that make natural gas, wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations; (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner, including the impact of third-party legal challenges and the recent moratorium on federal coal leasing and unfavorable regulatory changes to the LBA and coal permitting processes; (l) liquidity constraints, access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance, including the impact of increasing credit pressures on the coal industry due to depressed conditions; (m) litigation and other contingent liabilities; (n) proposed Pacific Northwest export terminals are not developed in a timely manner or at all, or are developed at a smaller capacity than planned, or we are unable to enter into definitive throughput agreements for potential future capacity at proposed terminals, including the Gateway Pacific Terminal and Millennium Bulk Terminal; (o) future development and operating costs for our development projects significantly exceed our expectations; (p) the failure of carbon capture technology to be developed and adopted by utilities; (q) volatility and recent decline in the price of our common stock, including the impact of any de-listing of our stock from the New York Stock Exchange if we fail to meet the minimum average closing price listing standard; (r) the impact of coal industry bankruptcies on our competitive position relative to other companies who may emerge from bankruptcy with potentially reduced leverage and operating costs; and (s) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and Forms 8-K.  There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income (loss) to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.  EBITDA represents net income (loss) before: (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, and (4) amortization.  Adjusted EBITDA represents EBITDA as further adjusted for accretion, which represents non-cash increases in asset retirement obligation liabilities resulting from the passage of time, and specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are:  (1) adjustments to exclude non-cash impairment charges and (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid.  We enter into certain derivative financial instruments such as put options that require the payment of premiums at contract inception.  The reduction in the premium value over time is reflected in the mark-to-market gains or losses.  Our calculation of Adjusted EBITDA does not include premiums paid for derivative financial instruments; either at contract inception, as these payments pertain to future settlement periods, or in the period of contract settlement, as the payment occurred in a preceding period.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure.

Adjusted EPS represents diluted earnings (loss) per common share (“EPS”) adjusted to exclude the estimated per share impact of the same specifically identified non-core items used to calculate Adjusted EBITDA as described above.  All items are adjusted at the statutory tax rate of approximately 37 percent.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income (loss).  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income (loss), EPS, or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  As a result of the exclusions, Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income (loss), EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE:  Cloud Peak Energy

Cloud Peak Energy Inc.

Karla Kimrey, (720) 566-2932

Vice President, Investor Relations

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Revenue	$181,249	$317,553
Costs and expenses
Cost of product sold (exclusive of depreciation and depletion, amortization, and accretion)	165,035	264,317
Depreciation and depletion	19,102	24,536
Amortization of port access rights	—	928
Accretion	2,582	3,541
(Gain) loss on derivative financial instruments	1,962	4,785
Selling, general and administrative expenses	13,775	11,249
Impairments	4,154	—
Other operating costs	284	213
Total costs and expenses	206,894	309,569
Operating income (loss)	(25,645)	7,984
Other income (expense)
Interest income	37	49
Interest expense	(11,051)	(12,668)
Other, net	(389)	(337)
Total other income (expense)	(11,403)	(12,956)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	(37,048)	(4,972)
Income tax benefit (expense)	1,421	280
Income (loss) from unconsolidated affiliates, net of tax	(748)	12
Net income (loss)	(36,375)	(4,680)
Other comprehensive income (loss)
Postretirement medical plan amortization of prior service costs	362	313
Income tax on postretirement medical and pension adjustments	(971)	(116)
Other comprehensive income (loss)	(609)	197
Total comprehensive income (loss)	$(36,984)	$(4,483)
Income (loss) per common share:
Basic	$(0.59)	$(0.08)
Diluted	$(0.59)	$(0.08)
Weighted-average shares outstanding - basic	61,191	60,935
Weighted-average shares outstanding - diluted	61,191	60,935

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$79,392	$89,313
Accounts receivable	32,714	43,248
Due from related parties	—	160
Inventories, net	75,291	76,763
Income tax receivable	9,137	8,659
Other prepaid and deferred charges	15,699	25,945
Other assets	6,542	98
Total current assets	218,775	244,186

Noncurrent assets
Property, plant and equipment, net	1,474,190	1,488,371
Goodwill	2,280	2,280
Other assets	62,613	67,323
Total assets	$1,757,858	$1,802,160

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$26,850	$44,385
Royalties and production taxes	65,883	74,054
Accrued expenses	47,993	42,317
Due to related parties	71	—
Other liabilities	2,225	2,133
Total current liabilities	143,022	162,889

Noncurrent liabilities
Senior notes	491,539	491,160
Asset retirement obligations, net of current portion	154,000	151,755
Accumulated postretirement medical benefit obligation, net of current portion	62,894	60,845
Royalties and production taxes	41,481	34,680
Other liabilities	12,258	12,950
Total liabilities	905,194	914,279

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,740 and 61,647 shares issued and 61,263 and 61,170 outstanding at March 31, 2016 and December 31, 2015, respectively)	613	612
Treasury stock, at cost (477 shares at both March 31, 2016 and December 31, 2015)	(6,498)	(6,498)
Additional paid-in capital	576,639	574,874
Retained earnings	295,470	331,844
Accumulated other comprehensive income (loss)	(13,560)	(12,951)
Total equity	852,664	887,881
Total liabilities and equity	$1,757,858	$1,802,160

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities
Net income (loss)	$(36,375)	$(4,680)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and depletion	19,102	24,536
Amortization of port access rights	—	928
Accretion	2,582	3,541
Impairments	4,154	—
Loss (income) from unconsolidated affiliates, net of tax	748	(12)
Distributions of income from unconsolidated affiliates	1,500	—
Deferred income taxes	(971)	(280)
Equity-based compensation expense	2,092	988
(Gain) loss on derivative financial instruments	1,962	4,785
Cash received (paid) on derivative financial instrument settlements	(2,309)	(2,029)
Net periodic postretirement benefit costs	2,413	—
Non-cash logistic agreements expense	8,167	—
Other	(278)	3,233
Changes in operating assets and liabilities:
Accounts receivable	10,535	16,488
Inventories, net	1,453	1,828
Due to or from related parties	231	(1,293)
Other assets	5,553	(5,759)
Accounts payable and accrued expenses	(20,880)	(10,037)
Asset retirement obligations	(337)	(298)
Net cash provided by (used in) operating activities	(658)	31,939

Investing activities
Purchases of property, plant and equipment	(7,621)	(6,405)
Cash paid for capitalized interest	(352)	—
Investment in development projects	(750)	(750)
Payment of restricted cash	—	(6,500)
Other	18	(75)
Net cash provided by (used in) investing activities	(8,705)	(13,730)

Financing activities
Payment of deferred financing costs	—	(314)
Other	(558)	(408)
Net cash provided by (used in) financing activities	(558)	(722)

Net increase (decrease) in cash and cash equivalents	(9,921)	17,487
Cash and cash equivalents at beginning of period	89,313	168,745
Cash and cash equivalents at end of period	$79,392	$186,232

Supplemental cash flow disclosures:
Interest paid	$7,765	$7,469
Income taxes paid (refunded)	$27	$3,972
Supplemental non-cash investing and financing activities:
Capital expenditures included in accounts payable	$1,552	$1,969
Assets acquired under capital leases	$115	$—

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended
	March 31,
	2016		2015
Net income (loss)		$(36.4)		$(4.7)
Interest expense		11.0		12.7
Income tax (benefit) expense		(1.4)		(0.3)
Depreciation and depletion		19.1		24.5
Amortization of port access rights		—		0.9
EBITDA		(7.7)		33.1
Accretion		2.6		3.5
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)(1)	$2.0		$4.8
Inclusion of cash amounts received (paid)(2)(3)	(2.3)		(2.0)
Total derivative financial instruments		(0.3)		2.8
Impairments		4.1		—
Adjusted EBITDA		$(1.3)		$39.4

(1)                                 Derivative fair value mark-to-market (gains) losses reflected on the statement of operations.

(2)                                 Cash amounts received and paid reflected within operating cash flows.

(3)                                 Excludes $2.0 of premiums paid in prior periods for contracts settled during the three months ended March 31, 2015.

Adjusted EPS

	Three Months Ended
	March 31,
	2016		2015
Diluted earnings (loss) per common share		$(0.59)		$(0.08)

Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	$0.02		$0.05
Inclusion of cash amounts received (paid) (1)	(0.02)		(0.02)
Total derivative financial instruments		—		0.03
Refinancing transaction:
Impairments		0.06		—
Adjusted EPS		$(0.53)		$(0.05)
Weighted-average dilutive shares outstanding (in millions)		61.2		60.9

(1)                                 Excludes per share impact of $0.02 for premiums paid in prior periods for contracts settled during the three months ended March 31, 2015.

Adjusted EBITDA by Segment

	Three Months Ended
	March 31,
	2016		2015
Owned and Operated Mines
Adjusted EBITDA		$15.5		$54.7
Depreciation and depletion		(18.8)		(23.9)
Accretion		(2.4)		(3.4)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$(2.0)		$(6.8)
Inclusion of cash amounts (received) paid (1)	4.1		5.6
Total derivative financial instruments		2.1		(1.2)
Impairments		(2.2)		—
Other		0.4		0.4
Operating income (loss)		(5.4)		26.6

Logistics and Related Activities
Adjusted EBITDA		(6.9)		(7.8)
Amortization of port access rights		—		(0.9)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	—		2.0
Inclusion of cash amounts (received) paid	(1.8)		(3.6)
Total derivative financial instruments		(1.8)		(1.6)
Other		0.9		—
Operating income (loss)		(7.8)		(10.3)

Other
Adjusted EBITDA		(9.8)		(6.8)
Depreciation and depletion		(0.3)		(0.6)
Accretion		(0.2)		(0.1)
Impairment		(2.0)		—
Other		—		(0.1)
Operating income (loss)		(12.3)		(7.6)

Eliminations
Adjusted EBITDA		(0.1)		(0.7)
Operating loss		(0.1)		(0.7)
Consolidated operating income (loss)		(25.6)		8.0
Interest expense		(11.1)		(12.7)
Other, net		(0.4)		(0.3)
Income tax (expense) benefit		1.4		0.3
Income (loss) from unconsolidated affiliates, net of tax		(0.7)		—
Net income (loss)		$(36.4)		$(4.7)

(1)         Excludes $2.0 of premiums paid in prior periods for contracts settled during the three months ended March 31, 2015.

Tons Sold	Q1	Q4	Q3	Q2	Q1	Year	Year	Year	Year
(in thousands)	2016	2015	2015	2015	2015	2015	2014	2013	2012
Mine
Antelope	6,853	9,467	9,038	7,660	9,003	35,167	33,647	31,354	34,316
Cordero Rojo	3,670	5,497	6,947	4,515	5,913	22,872	34,809	36,671	39,205
Spring Creek	2,437	3,672	4,784	3,786	4,785	17,027	17,443	18,009	17,102
Decker (50% interest)	—	—	—	—	—	—	1,079	1,519	1,441
Total	12,960	18,636	20,769	15,960	19,701	75,066	86,978	87,552	92,064